Exhibit 10.3

FIRST NIAGARA FINANCIAL GROUP
AMENDED AND RESTATED
EXECUTIVE SEVERANCE PLAN
Effective as of December 19, 2013
ARTICLE I.
ESTABLISHMENT OF THE PLAN
First Niagara Financial Group, Inc. (“First Niagara”) hereby establishes a self-insured severance plan for certain of its key executive management personnel. The term “Company” means First Niagara and any Organization Under Common Control that is covered under the Plan in accordance with Section 5.6. The original effective date of the Plan was October 23, 2006. The amended and restated Plan is effective as of December 19, 2013 (the “Effective Date”). The Plan Year is the calendar year.
ARTICLE II.
PARTICIPATION
Section 2.1     Eligible Executives.
(a)    Each Eligible Executive, as hereafter defined, will become a Participant in the Plan on the later of: (i) the first day on which the individual becomes an Eligible Executive; or (ii) the Effective Date.
(b)    For any employee other than the Chief Executive Officer of First Niagara, the term “Eligible Executive” means any employee of the Company who has been designated by the Chief Executive Officer of First Niagara as a member of First Niagara’s Management Committee, excluding any employee covered under an employment agreement that provides for severance or other similar post-employment compensation (each, a “Non-CEO Participant”). If any Non-CEO Participant is no longer designated as a member of the Management Committee or subsequently becomes covered under an employment agreement that provides for severance or other similar post-employment compensation, the employee will cease to be a Participant as of that date.
(c)    The term Eligible Executive also means the Chief Executive Officer of First Niagara (the “CEO Participant”).
Section 2.2    Exclusive Benefit. A Participant in this Plan will not be eligible to receive any benefit under the terms of the First Niagara Financial Group Separation Pay Plan.
ARTICLE III.
BENEFITS AND PAYMENT OF BENEFITS
Section 3.1    In General. Each Participant (i) whose employment is involuntarily terminated by the Company for reasons other than Cause, as hereafter defined, (ii) who is required to move employment to a location further than 100 miles of the Participant’s current place of employment and who does not accept such relocation and terminates employment or (iii) whose aggregate compensation is materially reduced and who terminates employment will receive a Severance Payment, as determined under Section 3.2, if the Participant remains in employment with the Company through his or her release date as established by the Company.

(a)    For purposes of this Plan, “Cause” means a finding by the Board of Directors of First Niagara that any of the following conditions exist:
(i)    The Participant’s willful and continued failure to substantially perform the Participant’s duties (other than as a result of disability) that is not, or cannot be, cured within 30 days of the Company giving the Participant notice of the failure to so perform. For purposes of this Plan, no act or failure to act will be deemed “willful” unless effected by the Participant not in good faith and without a reasonable belief that the Participant’s action or failure to act was in or not opposed to the Company’s best interests.
(ii)    A willful act or omission by the Participant constituting dishonesty, fraud or other malfeasance, and any act or omission by the Participant constituting immoral conduct, which in any such case is injurious to the financial condition or business reputation of the Company.
(iii)    The Participant’s indictment for a felony offense under the laws of the United States or any state other than for actions related to operation of motor vehicles which does not involve operation of a motor vehicle while intoxicated or impaired.
(iv)    Breach by the Participant of First Niagara’s Code of Ethics for Senior Financial Officers, any restrictive covenant, non-competition, confidentiality or non-solicitation, or other similar agreement which is applicable to the Participant.
The Participant will not be deemed to have been terminated for Cause until there has been delivered to the Participant a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the Board of First Niagara at a meeting called and held for that purpose (after reasonable notice to the Participant and an opportunity for the Participant, with the Participant’s counsel, to be heard before the Board), stating that, in the good faith opinion of the Board, the Participant has engaged in conduct described above and specifying the particulars in detail.
(b)    Upon the occurrence of any event described in Section 3.1(ii) or (iii) above, the Participant shall have the right to elect to terminate his employment under this Plan by resignation upon not less than thirty (30) days prior written notice to First Niagara, which notice must be given by the Participant within ninety (90) days after the initial event giving rise to said right to elect to terminate his employment. Notwithstanding the preceding sentence, in the event of a continuing breach of this Plan by First Niagara, the Participant, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Plan by virtue of the fact that Participant has submitted his resignation but has remained in the employment of First Niagara and is engaged in good faith discussions to resolve any occurrence of an event described above. First Niagara shall have at least thirty (30) days to remedy any condition set forth above, provided, however, that First Niagara shall be entitled to waive such period and make an immediate payment hereunder.
Section 3.2    Benefit Amount.
(a)    A Non-CEO Participant’s Severance Payment will be equal to the greater of:
(i)    The Non-CEO Participant’s base salary, determined as of the date of termination, for twelve (12) months, plus the Non-CEO Participant’s targeted bonus amount for the year in which the Non-CEO Participant is terminated; or
(ii)    The Non-CEO Participant’s base salary, determined as of the date of termination, for eighteen (18) months.
In addition, for a twelve (12)-month period following the termination of employment, First Niagara will reimburse the Non-CEO Participant for outplacement services in an amount not to exceed $10,000; provided however, that reimbursements for such outplacement services shall be made in a cash lump sum within 30 days of the Non-CEO Participant’s remittance to First Niagara of a receipt for such services.

(b)    The CEO Participant’s Severance Payment will be equal to the greater of:
(i)    The CEO Participant’s base salary, determined as of the date of termination, for twenty-four (24) months, plus the CEO Participant’s targeted bonus amount for the year in which the CEO Participant is terminated; or
(ii)    The CEO Participant’s base salary, determined as of the date of termination, for thirty-six (36) months.
In addition, for a twelve (12)-month period following the termination of employment, First Niagara will reimburse the CEO Participant for outplacement services in an amount not to exceed $10,000; provided however, that reimbursements for such outplacement services shall be made in a cash lump sum within 30 days of the CEO Participant’s remittance to First Niagara of a receipt for such services.
Section 3.2A    Temporary Enhanced Benefit. For the Non-CEO Participants specified on Appendix A, the Severance Payment determined under Section 3.2(a) (not including the outplacement services benefit) shall be the Non-CEO Participant’s base salary for eighteen (18) months, plus 150 percent of the Non-CEO Participant’s targeted bonus amount, each determined as of the date of termination, during the period of December 19, 2013 until December 18, 2014. At the expiration of such one-year period, this enhanced benefit shall automatically expire (except with respect to a Non-CEO Participant who is then receiving or entitled to receive enhanced Severance Payment(s) as a result of a qualifying termination during the applicable one-year period) and this Section 3.2A and Appendix A shall be automatically eliminated from the Plan without the need for further action or amendment.
Section 3.3    Form of Benefit Payment.
A Participant will receive his or her benefit in the form of direct deposit to his or her bank account in accordance with the normal payroll process over the period of the Severance Payment. All applicable payroll taxes and withholding will be applied. The Severance Payment will normally begin by the second pay period following separation from service and upon execution by the Participant of all required documentation to process payments; provided, however, in the event that the period to execute and not revoke a waiver and release of claims crosses from one tax year into another tax year, payment shall commence no sooner than the first payroll period of the second tax year. Severance Payments and benefits payable under this Plan will not be treated as compensation for purposes of calculating benefits under any other employee benefit plan maintained by the Company.
Notwithstanding any other provision in this Plan, for purposes of this Plan, “termination of employment” shall mean “Separation from Service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated and other official guidance issued thereunder (collectively, “Code Section 409A”), such that First Niagara and the Participant reasonably anticipate that the level of bona fide services the Participant would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.
Notwithstanding anything in this Plan to the contrary, if the Participant is a Specified Employee (within the meaning of Treasury Regulations §1.409A-1(i)), then, to the extent necessary to avoid penalties under Code Section 409A, no payment shall be made to the Participant prior to the first day of the seventh month following the date of termination in excess of the “permitted amount” under Code Section 409A. For these purposes, the “permitted amount” shall be an amount that does not exceed two times the lesser of: (i) the sum of Participant’s annualized compensation based upon the annual rate of pay for services provided to First Niagara for the calendar year preceding the year in which occurs the date of termination or (ii) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Code Section 401(a)(17) for the calendar year in which occurs the date of termination. Payment of the “permitted amount” shall be made in accordance with regular payroll practices. Any payment in excess of the permitted amount shall be made to the Participant on the first day of the seventh month following the date of termination.

Section 3.4    Forfeitures of Benefits. A Participant will forfeit his or her right to any unpaid Severance Payments benefits if he or she is reemployed by the Company.
Section 3.5    Effect of Regulatory Actions. Any actions by First Niagara under this Plan must comply with the law, including regulations and other interpretive action, of the Federal Deposit Insurance Act, Federal Deposit Insurance Corporation, or other entities that supervise any of the activities of First Niagara. Specifically, any payments to the Participant by First Niagara, whether pursuant to this Plan or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.
Section 3.6    Golden Parachute Adjustments. Notwithstanding anything in this Plan or any other agreement to the contrary:
(a)    In the event First Niagara (or its successor) and the Participant both determine, based upon the advice of the independent public accountants for First Niagara, that part or all of the consideration, compensation or benefits to be paid to the Participant under this Plan constitute “parachute payments” under Code Section 280G(b)(2) then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to the Participant under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times the Participant’s “base amount,” as defined in Code Section 280G(b)(3) (the “Executive Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of the Participant shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Participant Base Amount (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Participant determines, based upon the advice of an independent public accounting firm (which may, but need not be the independent public accountants of First Niagara), that without such reduction the Participant would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Code Section 4999), an amount which is greater than the amount, on a net after tax basis, that the Participant would be entitled to retain upon Executive’s receipt of the Reduced Amount.
(b)    If the determination made pursuant to subsection (a) above results in a reduction of the payments that would otherwise be paid to the Participant except for the application of this Section, then the Participant may then elect, in the Participant’s sole discretion, which and how much of any particular entitlement shall be eliminated or reduced and shall advise First Niagara in writing of the Participant’s election within ten days of the determination of the reduction in payments; provided, however, that if it is determined that such election by the Participant shall be in violation of Code Section 409A, or if no such election is made by the Participant within such ten-day period, the allocation of the required reduction shall be pro-rata. If no such election is made by the Participant within such ten-day period, First Niagara may elect which and how much of any entitlement shall be eliminated or reduced and shall notify the Participant promptly of such election. Within ten days following such determination and the elections hereunder, First Niagara shall pay or distribute to or for the benefit of the Participant such amounts as are then due to the Participant under this Plan and shall promptly pay or distribute to or for the benefit of the Participant in the future such amounts as become due to the Participant under this Plan.
(c)    As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by First Niagara which should not have been made under clause (a) of this Section (an “Overpayment”) or that additional payments which are not made by First Niagara pursuant to clause (a) of this Section should have been made (an “Underpayment”). In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Overpayment arises, any such Overpayment shall be treated for all purposes as a loan to the Participant which the Participant shall repay to First Niagara together with interest at the applicable Federal rate provided for in Code Section 7872(f)(2). In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Plan, any such Underpayment shall be promptly paid by First Niagara to or for the benefit of the Participant, together with interest at the applicable Federal rate provided for in Code Section 7872(f)(2).

The calculations required by clause (a) of this Section will be made by First Niagara’s independent accounting firm engaged immediately prior to the event that triggered the payment, in consultation with First Niagara’s outside legal counsel, and for purposes of making the calculation the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999, provided that the accounting firm’s determinations must be made with substantial authority (within the meaning of Code Section 6662).
ARTICLE IV.
ADMINISTRATION OF PLAN
Section 4.1     Appointment of Plan Administrator and Responsibility for Administration of Plan. First Niagara shall serve as Plan Administrator and shall administer this Plan in accordance with its terms. The Plan Administrator may designate other persons to carry out the responsibilities to control and manage the operation of the Plan.
Section 4.2    Agents. The Plan Administrator may employ such agents, including counsel, as it may deem advisable for the administration of the Plan. Such agents need not be Participants under the Plan.
Section 4.3    Compensation. The Company shall pay all the expenses of the Plan Administrator. The Company shall indemnify any employees of the Company to whom responsibilities have been delegated under Section 4.1 against any liability incurred in the course of administration of the Plan, except liability arising from their own gross negligence or willful misconduct.
Section 4.4    Records. The acts and decisions of the Plan Administrator shall be duly recorded. The Plan Administrator shall make a copy of this Plan available for examination by any Participant during the business hours of the Employer.
Section 4.5    Defect or Omission. The Plan Administrator shall refer any material defect, omission or inconsistency in the Plan to the Board of Directors of First Niagara for such action as may be necessary to correct such defect, supply such omission or reconcile such inconsistency.
Section 4.6    Liability. Except for their own negligence, willful misconduct or breach of fiduciary duty, neither the Plan Administrator nor any agents appointed by the Plan Administrator shall be liable to anyone for any act or omission in the course of the administration of the Plan.
Section 4.7    Contributions and Financing. All benefits required to be paid by the Company under the Plan shall be paid as due directly by the Company from its general assets.
Section 4.8    Claims Procedure. The claims procedure set forth in this paragraph is the exclusive method of resolving disputes that arise under the Plan.
(a)    Written Claim. Any person asserting any rights under this Plan must submit a written claim to the Compensation Committee of First Niagara’s Board of Directors (the “Committee”). The Committee shall render a decision within a reasonable period of time from the date on which the Committee received the written claim, not to exceed 90 days, unless an extension of time is necessary due to reasonable cause.
(b)    Denial of Claim. If a claim is denied in whole or in part, the claimant must be provided with the following information:
(i)    A statement of specific reasons for the denial of the claim;
(ii)    References to the specific provisions of the Plan on which the denial is based;

(iii)    A description of any additional material or information necessary to perfect the claim with an explanation of why such material information is necessary;
(iv)    An explanation of the claims review procedures with a statement that the claimant must request review of the decision denying the claim within 30 days following the date on which the claimant received such notice.
(c)    Review of Denial. The claimant may request that the First Niagara Board of Directors review the denial of a claim. A request for review must be in writing and must be received by the Board of Directors within 30 days of the date on which the claimant received written notification of the denial of the claim. The Board of Directors will render a decision with respect to a written request for review within 60 days from the date on which the Board of Directors received the request for review. If the request for review is denied in whole or in part, the Board of Directors must mail the claimant a written decision that includes a statement of the reasons for the decision.
ARTICLE V.
MISCELLANEOUS PROVISIONS
Section 5.1    Plan Terms are Legally Enforceable. The Company intends that the terms of this Plan, including those relating to coverage and benefits, are legally enforceable.
Section 5.2    Plan Exclusively Benefits Employees. The Company intends that the Plan is maintained for the exclusive benefit of employees of the Company.
Section 5.3    Illegality of Particular Provision. The illegality of any particular provision of the Plan shall not affect the other provisions, and the Plan shall be construed in all other respects as if such invalid provision were omitted.
Section 5.4    Applicable Laws. To the extent not pre-empted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Plan shall be governed by the laws of the State of New York.
Section 5.5    Non-Guaranty of Employment. Nothing in this Plan shall be construed as granting any Participant a right to continued employment with the Company.
Section 5.6    Coverage of Plan by Organization Under Common Control. The Plan is adopted by First Niagara and covers any Organization Under Common Control with First Niagara. The term “Organization Under Common Control” means (i) an Affiliated Corporation, (ii) a Related Business, (iii) an Affiliated Service Organization or (iv) any other entity required to be aggregated with First Niagara pursuant to Section 414(o) of the Code and the regulations thereunder. The term “Affiliated Corporation” means any corporation that is a member of a controlled group of corporations as defined in Section 414(b) of the Code, which includes First Niagara. The term “Related Business” means any trade or business included in a group of trade or businesses with First Niagara which are under common control, as defined in Section 414(c) of the Code. The term “Affiliated Service Organization” means any service organization which is a member of an affiliated service group, as defined in Section 414(m) of the Code, which includes First Niagara.
Section 5.7    Release and Return of Property. Payment of all benefits under this Plan is contingent upon (i) the Participant’s timely execution, delivery and non-revocation of a confidential separation agreement in a form provided by the Company that includes a waiver and release of claims in a form provided by the Company, and (ii) the Participant’s timely return of any and all Company property.
Section 5.8    Section 409A Compliance.
(a)    The compensation and benefits provided under this Plan are intended to be exempt from or to comply with the requirements of Code Section 409A, and this Plan shall be administered and interpreted consistent with that intention.

(b)     Section 5.8(a) shall not be construed as a guarantee by the Company of any particular tax effect to any Eligible Employee under this Plan. The Company shall not be liable to any Eligible Employee for any payment made under this Plan that is determined to result in an additional tax, penalty or interest under Code Section 409A, nor for reporting in good faith any payment made under this Plan as an amount includible in gross income under Code Section 409A.
ARTICLE VI.
AMENDMENT AND TERMINATION
Section 6.1    Amendment of the Plan. First Niagara intends to maintain this Plan indefinitely, but reserves the right to amend, modify or terminate the Plan at any time. First Niagara may make modifications or amendments to the Plan that are necessary or appropriate to maintain the Plan as a plan meeting the requirements of the applicable provisions of ERISA.
ARTICLE VII.
POST TERMINATION OBLIGATIONS
Section 7.1    Each Participant hereby covenants and agrees that (x) with respect to the covenants set forth in Section 7.1(a), Section 7.1(b) and Section 7.1(c), for the applicable Obligations Period (as defined below) following his termination of employment with First Niagara, and (y) with respect to the covenant set forth in Section 7.1(d) and (e), indefinitely, that the Participant shall not, without the written consent of First Niagara, either directly or indirectly:
(a)    solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of First Niagara, or any of its subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of First Niagara, or any of its direct or indirect subsidiaries or affiliates or has headquarters or offices within 100 miles of the locations in which First Niagara, or any of its direct or indirect subsidiaries or affiliates, has business operations or has filed an application for regulatory approval to establish an office;

(b)    become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity competing with First Niagara or its affiliates in the same geographic locations where First Niagara or its affiliates has material business interests;

(c)    solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of First Niagara or any of its direct or indirect subsidiaries or affiliates to terminate an existing business or commercial relationship with First Niagara;

(d)    make, or cause to be made, any written or oral statement or other communication that is derogatory or disparaging to First Niagara or First Niagara’s predecessors, successors or its past, current or future parents, subsidiaries, related entities, or any of its members, shareholders, officers, directors, agents, attorneys, employees, or assigns; or

(e)     disclose, use or make known, for the Participant’s or another’s benefit any confidential information of the Company or use such confidential information in any way except in the best interest of the Company. In addition, to the extent that First Niagara has entered into a confidentiality agreement with any other person or entity the Participant agrees to comply with the terms of such confidentiality agreement and to be subject to the restrictions and limitations imposed by such confidentiality agreement as if the Participant was a party thereto.

Section 7.2    Each Participant shall, upon reasonable notice, furnish such information and assistance to First Niagara as may reasonably be required by First Niagara, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that the Participant shall not be required to provide information or assistance with respect to any litigation between the Participant and First Niagara or any of its subsidiaries or affiliates.
Section 7.3    All payments and benefits to a Participant under this Plan shall be subject to the Participant’s timely execution and non-revocation of a waiver and release pursuant to Section 5.7. The parties hereto, recognizing that irreparable injury will result to First Niagara, its business and property in the event of Participant’s breach of this Article VII, agree that, in the event of any such breach by a Participant, First Niagara will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by the Participant and all persons acting for or with the Participant. The Participant represents and admits that Participant’s experience and capabilities are such that Participant can obtain employment in a business engaged in other lines and/or of a different nature than First Niagara, and that the enforcement of a remedy by way of injunction will not prevent Participant from earning a livelihood. Nothing herein will be construed as prohibiting First Niagara from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from the Participant.
Section 7.4    The Obligations Period for a CEO Participant is twenty-four (24) months following termination of employment with First Niagara and the Obligations Period for a Non-CEO Participant is twelve (12) months following termination of employment with First Niagara. The applicable Obligations Period shall be based on the position held by the Participant at the time of the Participant’s termination of employment with First Niagara.
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IN WITNESS WHEREOF, First Niagara has duly executed this Plan as of the date first above written.

FIRST NIAGARA FINANCIAL GROUP, INC.
Date: December 19, 2013	/s/ Kate White
Kate White, Managing Director of Human Resources

FIRST NIAGARA FINANCIAL GROUP
EXECUTIVE SEVERANCE PLAN
Appendix A
Participants Eligible for Temporary Enhanced Benefit
Under Section 3.2A
Richard Barry
Daniel E. Cantara III
Andrew Fornarola
Gregory W. Norwood
Mark Rendulic